Exhibit 10.2

Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

PATENT LICENSE AGREEMENT

This PATENT LICENSE AGREEMENT (this “Agreement”) by and between Monsanto Company, a Delaware corporation (“Monsanto”), and Senesco Technologies, Inc., a Delaware corporation (“Senesco”) and shall be effective as of the Effective Date.

BACKGROUND

A.            Senesco has developed certain patents and technology in the field of improved yield and stress tolerance in plants.

B.            Senesco desires to license to Monsanto and Monsanto desires to license from Senesco the patents and technology related to improved yield and stress tolerance in plants in order for Monsanto to further develop and commercialize this technology.

In consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1.             DEFINITIONS

1.1           “Advancement to Commercial Development” means the ***of a***either***the***Technology or with***with such ***being***by***such***being***in a***so as to ***a ***of***that there is a ***that a***of ***will be ***to ***for***of a ***for***in ***shall***to the ***of a***of***of the ***a***of ***of***for which ***has been ***

1.2           “Agreement” has the meaning set forth in the Preamble.

1.3           “Affiliate” means any corporation, association or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the party in question.

1.4           “Commercially Reasonable Efforts”  shall mean, with respect to the efforts expended by Monsanto, those good faith efforts to research, develop and commercialize Product(s), that Monsanto would normally use to accomplish a similar objective under similar circumstances taking into consideration all factors (including, but not limited to market, patent and regulatory) related to such Product.

1.5           “Conceived” and “Conception” has the meaning as applied under applicable United States patent law.

1.6           “Confidential Information” means (i) the terms and conditions of this Agreement (ii) any proprietary or confidential information or material, including all trade secrets, in tangible form disclosed hereunder that is marked as “Confidential” at the time it is delivered to the receiving party, or (iii) proprietary or confidential information or material, including all trade secrets, disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing (or by facsimile or email) within thirty (30) days by the disclosing party; provided however, that the above information shall not be deemed Confidential Information, to the extent the receiving party can establish by competent written proof that such information:

1.6.1        was already known to the receiving party, other than under an obligation of confidentiality owed to the disclosing party, at the time of disclosure;

1.6.2        was generally available to the public or otherwise part of the public domain at the time of its disclosure hereunder to the receiving party;

1.6.3        becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

1.6.4        is independently developed by the receiving party without reference to any Confidential Information disclosed by the disclosing party; or

1.6.5        was subsequently disclosed to the receiving party by a person other than the disclosing party without breach of any legal obligation to the disclosing party.

1.7           “Control” means:

1.7.1        as to third party Confidential Information or Intellectual Property that is in-licensed by a party, the possession of the ability to disclose or grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any third party;

1.7.2        as to the prosecution of patent applications, the maintenance of patent rights, and the enforcement and/or defense of patent rights, Control includes the authority to select legal counsel, solicit other expert advice and assistance, and to make decisions pertaining to the conduct of patent prosecution, interferences, patent issuance, maintenance, reissue, reexamination, patent enforcement or defense, as applicable; and

1.7.3        as to an entity, (a) ownership of fifty percent (50%) or more in the aggregate of the voting power of all outstanding equity interest entitled to vote at a general election of directors of such entity, or other ability to elect a majority of the directors or other controlling persons of such entity, (b) ownership of fifty percent (50%) or more of the equity interests in such entity, or (c) ownership of fifty percent (50%) or more of the assets of such entity.

1.8           “Defense or Enforcement Matter” has the meaning set forth in Section 5.2.2.

1.9           “Dispute Resolution” has the meaning set forth in Section 10.

1.10         “Effective Date” means the date of last signature by the undersigned on the signature page hereto.

1.11         “Exclusive License” has the meaning set forth in Section 2.1.

1.12         “Intellectual Property” means generally any and all right title and interest in, arising from, or relating to inventions, ideas, know-how, works of authorship and confidential information, including copyrights, patents and patent applications, trade secrets, trademarks, service marks, any registrations or applications relating to any of the foregoing, and any other rights of a similar nature or character whether now existing or hereafter created, developed, arising or otherwise coming into being.

1.13         “Monsanto” has the meaning set forth in the Preamble.

1.14         “Monsanto Field” means corn, soy and any hybrids and varieties thereof, in any territory in the world.

1.15         “Net Trait Revenue” means, with respect to traits conferred in their entirety to a Royalty Base Product, an amount equal to the gross trait revenue (e.g., ***) received by Monsanto ***or***, as reasonably determined by Monsanto consistent with its then-current custom and practice (e***on a***at the ***are***with***) all in accordance with generally accepted accounting principles (GAAP), less all returns, customer rebates, dealer incentives, channel and marketing programs, volume discounts, seed service fees, cash discounts (pre-pay discounts), local competitive response, freight and insurance, which ***are***on a***or if such ***do not ***then as ***of all ***and ***of ***) in the applicable Royalty Base Product.

1.16         “Prime Rate” means the base lending rate on corporate loans from commercial banks, as published from time to time in The Wall Street Journal.

1.17         “Product” means any product, good, or service that incorporates, contains, utilizes, is enabled by or otherwise exploits the Senesco Technology, or the making, using, selling or importing of which would, absent the Exclusive License granted hereunder, infringe upon Senesco’s Intellectual Property rights.

1.18         “Proof of Concept” means the ***in the ***that at***of the***but not ***with at ***.

1.19         “Reduced to Practice” and “Reduction to Practice” has the meaning as applied under applicable United States patent law.

1.20         “Regulatory Submission” means a submission, or submissions, to a U.S. regulatory authority, or such comparable authority in countries outside of the U.S., whose purpose is to allow for the commercial production or importation for food or feed use in the jurisdiction governed by such regulatory authority.

1.21         “Research License” has the meaning set forth in Section 2.4.

1.22         “Royalty Base Product” means any product, good, or service that incorporates, contains, or expresses a Trait embodied in the Senesco Technology and the making, using, selling or importing of which would, absent the License granted hereunder, infringe an issued, existing, valid, and unexpired claim under an issued, existing, valid and unexpired Senesco patent (but not a patent application).

1.23         “Senesco” has the meaning set forth in the Preamble.

1.24         “Senesco Biological Material” means seeds, vectors, germplasm, and any other cells, plants, plant tissues, and other material provided by Senesco to Monsanto pursuant to Section 2.3.

1.25         “Senesco Patent Rights” means all the patents and patent applications listed in Exhibit A and any amendements thereto, including any continuations, divisionals, continuations-in-part, reissues, or foreign equivalents based on any of the foregoing patents, patent applications or claims in respect thereof.

1.26         “Senesco Research Crop” means any crop other than ***and any ***and***.

1.27         “Senesco Technology” means (a) the Senesco Patent Rights, (b) any data that provided proof of concept for the Senesco Patent Rights, including but not limited to the coding region, promoter guidance, and vectors used for plant transformations, and (c) any know-how, trade secrets, processes, or other information necessary or useful to the practice of the Senesco Patent Rights or use of the knowledge covered in clauses (a), (b), or (c) above, provided that (b) and (c) above shall only include that data and know-how to which Senesco has a right to provide under this Agreement.

1.28         “Senesco Trait” means any biochemical, physiological, or physical attribute or phenotype of a cell, plant, or other organism, which trait is caused or regulated by one or more genes, and which trait is covered by a claim under the Senesco Patent Rights.

1.29         “Technology Access Fee” has the meaning set forth in Section 3.1.

1.30         “Term” means the term of this Agreement.

2.             LICENSE TO MONSANTO.

2.1           Exclusive License to Monsanto.  Subject to the terms and conditions of this Agreement, Senesco grants to Monsanto and its Affiliates, and Monsanto accepts for itself and on behalf of its Affiliates, an exclusive, perpetual, worldwide, sub-licensable, license under Senesco’s interest in the Senesco Technology to research, develop, make, have made, use, have used, import, export, distribute, sell, offer for sale, have sold, and otherwise exploit Products for all applications in the Monsanto Field (the “Exclusive License”).

2.2           Sublicenses.  Monsanto is entitled to grant sublicenses under the Exclusive License.  Each sublicense granted by Monsanto shall be consistent with all the terms and conditions of this Agreement.

2.3           Access to Senesco Biological Materials and Data.  Senesco agrees to provide Monsanto within thirty (30) days of any reasonable request by Monsanto, to the extent reasonably available, representative samples of all Senesco Biological Material and data necessary or useful for Monsanto to exercise the rights and licenses granted to Monsanto pursuant to this Section 2 or pertaining to the Senesco Technology.

2.4           Grant Back Obligations .  Monsanto agrees to grant and hereby grants to Senesco, which Senesco accepts, a nonexclusive, nonsublicensable, non-transferable, royalty-free, worldwide research license (the “Research License”)  in the Senesco Research Crops to any patentable improvements developed by Monsanto under the Exclusive License to any invention covered by an issued claim of the Senesco Patent Rights licensed to Monsanto.  The Research License includes the right to research, develop, make and use (but not to distribute, sell, offer for sale, have sold, import, export, have made or otherwise commercially exploit) any patentable improvements covered by this Section 2.4.   Senesco acknowledges and agrees that the Research License is not a commercial license.

2.5           Reservation of Rights.  Senesco reserves and retains title to, ownership of, or Control over all rights not expressly granted to Monsanto pursuant to this Agreement.

3.             PAYMENTS.

3.1           Technology Access Fee.  Monsanto shall pay to Senesco, within thirty (30) days of the Effective Date, a non-refundable, non-creditable technology access fee in the amount of ***) (the “Technology Access Fee”).

(a)           Royalty Payments on Net Trait Revenue.  Subject to the terms and conditions of this Agreement, Monsanto agrees to pay to Senesco a royalty on each Royalty Base Product sold by Monsanto, a Monsanto Affiliate or a Monsanto sublicensee *** for each such Royalty Base Product sold hereunder.

(b)           ***pays ***for***to***for the ***of***then***may***any such ***under***but in ***of ***of the ***in***of the ***

3.2           Milestone Payments.  Provided the pre-commercial Products developed by Monsanto contain Senesco Technology or are otherwise Royalty Base Products, Monsanto agrees to pay Senesco the following fees (collectively, “Milestone Fees within sixty (60) days of achievement thereof by Monsanto, a Monsanto Affiliate, or a Monsanto sublicensee:

(a)           ***

***payable at ***

*** payable upon ***

*** payable upon ***

(b)           ***

*** payable at ***

*** payable upon ***

***  payable upon ***

Any and all ***by ***are***any ***made in ***of each ***

3.3           Disclaimer.  Senesco agrees and acknowledges that Monsanto has no obligation under this Section 3 or otherwise under this Agreement to pursue any regulatory or governmental approval for any particular crop or set of crops in any particular market or in general.  Monsanto does not represent, warrant, or assert that any royalties or Milestone Fee payments will accrue hereunder, and any statement to the contrary by any agent, employee, officer, director, or shareholder of Monsanto is hereby disclaimed and not binding on Monsanto.  Without limiting the generality of the foregoing, Monsanto intends to use Commercially Reasonable Efforts to evaluate the efficacy of the Senesco Technology.

4.             PAYMENTS; BOOKS AND RECORDS.

4.1           Royalty Reports and Payments.  After the first commercial sale of a Product, Monsanto shall deliver written reports to Senesco annually on or before December 31 for the prior twelve (12) month period ending August 31st, stating in each such report, separately for Monsanto and each of its Affiliates, the number and description of each Product sold, the Net Trait Revenue with respect thereto, and the calculation of royalties due thereon.

4.2           Payment Method.  All payments due under this Agreement shall be made by check or by Electronic Funds Transfer (EFT) to a bank account designated by Senesco.  All payments hereunder shall be made in U.S. dollars.  If the due date of any payment is a Saturday, Sunday or national holiday, such payment may be paid on the following business day.

4.3           Late Payment Penalties.  Interest shall accrue on any late payment owed to Senesco hereunder not made within sixty (60) days of the date such payment is due, at an annual interest rate equal to the lesser of the Prime Rate plus two percent (2%) or the highest rate permissible by law, with such interest accruing from the date the payment was originally due, and any late payment pursuant to this Section shall be credited first to interest and then to any outstanding fees.

4.4           Currency Conversions.  If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in Reuters for the second to last business day of the month prior to the month in which Monsanto records such sale giving rise to the payment obligation set forth herein.

4.5           Records; Inspection.  Monsanto shall endeavor reasonably to keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement.  Such books and records shall be kept at Monsanto’s principal place of business, for at least two (2) years following the end of the annual period to which they pertain.  These books and records of Monsanto shall be open for inspection by Senesco during such two (2) year period by a public accounting firm for whom Monsanto has no reasonable objection, solely for the purpose of verifying royalty statements hereunder.  Such inspections may be made no more than once each calendar year, and no more than once with respect to the period inspected, at reasonable times and on reasonable notice.  Inspections conducted under this Section 4.4 shall be at Senesco’s expense and may not be conducted on a contingent fee basis; provided, however, that if a variation or error producing an increase exceeding ten percent (10%) of the royalty amount stated for any period covered by the inspection is established in the course of any such inspection, then all reasonable third party inspector’s costs relating to the inspection for such period incurred by Senesco, and any unpaid amounts that are discovered, shall be paid by Monsanto to Senesco.

4.6           Tax Matters.  All royalty amounts and other payments required to be paid pursuant to this Agreement shall be paid with deduction therefrom for withholding for or on account of any sales tax, use tax, value-added tax or other similar tax (other than taxes imposed on, measured by, or credited against net income) or governmental charge imposed upon such royalties by a jurisdiction other than the United States.  The withholding party shall provide Senesco with a certificate evidencing payment of any such withholding taxes pursuant to this Section 4.6.

5.             INTELLECTUAL PROPERTY.

5.1           Inventorship and Title.  Inventorship and rights of ownership and title to improvements and modifications to the Senesco Technology licensed to Monsanto hereunder that are Conceived or Reduced to Practice in whole or part by personnel of Monsanto or its Affiliates shall be determined in accordance with applicable law. Monsanto or its designee shall own all right, title and interest in any inventions or discoveries, and all Intellectual Property rights relating to such inventions or discoveries, Conceived or Reduced to Practice by Monsanto’s or its Affiliates’ employees, agents or independent contractors (or conceived or reduced to practice jointly with any third parties under an obligation to assign such Intellectual Property rights covering such inventions or discoveries to Monsanto or its designee) under or in the course of exercising the Exclusive License rights hereunder in respect of the Senesco Technology.

5.2           Patent Rights.

5.2.1        Prosecution and Maintenance.  Senesco shall Control and be solely responsible for all costs related to the prosecution and maintenance of the Senesco Patent Rights.  If Senesco elects not to prosecute or maintain a patent application or patent in a particular country, Senesco shall provide Monsanto with sixty (60) days notice thereof.  If Monsanto objects to such abandonment or withdrawal, at Senesco’s sole discretion, Senesco shall either (i) continue to prosecute, maintain and defend such patent application or patent or (ii) give Monsanto the right to take over the prosecution, maintenance and/or defense of such patent application, at Monsanto’s own discretion and at its own cost and to have such patent application assigned to Monsanto.  Senesco will execute the appropriate documents for filing with the relevant government patent office to enable Monsanto to take over prosecution or maintenance of said patent application or patent and to assign rights of ownership to Monsanto.  Any such patent or patent application which Senesco abandons and Monsanto continues to prosecute or maintain will no longer be considered within the scope of Senesco Patent Rights under the terms of this Agreement.

5.2.2        Patent Enforcement.  In the event that either party becomes aware of any infringement of the Senesco Patent Rights or assertion thereof within the Monsanto Field, it shall promptly and in any case before taking any action thereon notify the other party, and the parties shall meet and confer regarding the appropriate action to be taken in respect thereof.  For any enforcement of the Senesco Patent Rights pertaining to the Monsanto Field (to which Monsanto has retained its Exclusive License), Monsanto shall have the first option to enforce the Senesco Patent Rights.  If Monsanto chooses to enforce said rights, except as provided for in the following sentence, Monsanto will assume full Control of such matter, at its own cost.  To the extent that Senesco Patent Rights outside of the Monsanto Field are implicated or at risk, Senesco will be given the opportunity to participate, at its own cost in the defense of any validity or enforceability of one or more of the Senesco Patent Rights, and Senesco shall retain full Control of all decisions regarding the validity and enforceability of those rights.  Any and all lost profits damages awards resulting from any enforcement action pursued by Monsanto within the Monsanto Field, as provided above shall be retained by Monsanto. If Monsanto declines to assume Control, Senesco shall retain Control of such matter and shall be solely responsible for all decisions and costs related to the matter, and shall also own any damages obtained therefrom.  Senesco agrees to assist and cooperate with Monsanto as may be required in order to perfect Monsanto’s interests hereunder and to facilitate Monsanto’s enforcement of the Senesco Patent Rights Senesco acknowledges that it may be a necessary party to any action brought by Monsanto arising from enforcement of the Senesco Patent Rights, and Senesco will provide such assistance and cooperation for its participation in such proceedings. Monsanto agrees to reimburse Senesco any reasonable and necessary documented out of pocket expenses Senesco may incur for the aforementioned assistance.

5.2.3  Defense Against Third Party Infringement.  In the event either party is sued for infringement of a third party patent based in whole or in part on use of the Senesco Technology or the Senesco Patent Rights, each party will retain Control of its own defense and bear its own cost of defense.  Monsanto assumes full liability for any damages assessed or awarded based upon Monsanto’s making, using, selling, offering to sell, or importing Products or Royalty Base Products.

6.             REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMERS.

6.1           Representations and Warranties.

6.1.1        By Senesco.  Senesco represents, warrants and covenants to Monsanto that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) as of the Effective Date and to the knowledge of Senesco, there are no existing or threatened actions, suits or claims pending against it with respect to the license granted hereunder, or its right to enter into and perform its obligations under this Agreement; (iii) as of the Effective Date Senesco is not aware of any allegation by a third party that the Senesco Technology is invalid, unenforceable or infringes the Intellectual Property rights of a third party; (iv) Senesco has not previously granted, and shall not grant during the Term, any rights in or to the Senesco Technology which are in conflict with the rights granted to Monsanto hereunder; (v) the list of patents in Exhibit A contains all patents and pending applications known to and Controlled by Senesco and its Affiliates which are or shall be required in order to create or practice any invention, product, method, or process comprising the Senesco Technology without infringement or violation of any Intellectual Property rights owned or Controlled by Senesco; and (vi) Senesco and its Affiliates do not and shall not at any point in the future assert that any patent currently or in the future owned, licensed or Controlled by such parties is directly or indirectly infringed by any good, service, process or method offered or used by Monsanto in a case, lawsuit, to any third party, or otherwise in any manner provided such product, good, service or process is treated by Monsanto as a Royalty Base Product hereunder.

6.1.2        By Monsanto.  Monsanto warrants and represents to Senesco that (i) it has the full right and authority to enter into this Agreement, and (ii) as of the Effective Date and to the knowledge of Monsanto, there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement.

6.2           Disclaimer of Warranties.  Except as expressly provided in Section 6.1, Senesco and Monsanto each expressly disclaim any warranties, including without limitation any implied warranties of merchantability or fitness for a particular purpose, or any warranty that any patent licensed hereunder shall be valid or enforceable.  Each party acknowledges that it is not relying on any warranties other than those set forth in this Section 6.

7.             CONFIDENTIALITY.

7.1           Confidential Information.  Except as expressly provided in this Agreement, the parties agree that, for the Term and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement.  Without limiting any provision of this Agreement, each of the parties hereto shall be responsible for the observance by its employees of the confidentiality obligations set forth in this Section 7 and this Agreement, generally.

7.2           Permitted Disclosures.  Except as otherwise limited by this Agreement, each party hereto may disclose the other party’s Confidential Information and scientific data resulting from the activities conducted under this Agreement only (a) to its Affiliates, or to its advisors, financial investors, including prospective financial investors, and the agents or advisors of the foregoing and other similarly situated third parties on a need to know basis, if such Affiliates and other permitted recipients agree to be bound by the terms of this Section 7 or have a fiduciary duty of confidentiality, and (b) to the extent such disclosure is reasonably necessary in connection with filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities, making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party’s Confidential Information, other than pursuant to a confidentiality agreement, it shall give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, shall cooperate with the disclosing party to secure a protective order blocking the disclosure of, or otherwise affording confidential treatment to, such Confidential Information.  Without limiting the generality of the preceding, Monsanto and Senesco agree that no press release or other public statement concerning the negotiation, execution and delivery of this Agreement and any other agreements and transactions contemplated hereby shall be issued or made without the prior written approval of both parties.   Further, the parties agree that neither party shall make any other press release or public disclosures relating to the terms of this Agreement without obtaining the prior written consent of the other party. The party wishing to make said other press release or public disclosures shall submit a copy of the proposed release or disclosure at least two weeks prior to wishing to make such disclosure or release.  Notwithstanding the foregoing, the parties shall be entitled to issue a press release to announce the execution of this Agreement, as approved by both parties.  Consent shall not be unreasonably withheld or delayed.

Notwithstanding the terms of this Article 7, either party shall be permitted to disclose the existence and terms of this Agreement, to the extent required, in the reasonable opinion of such party’s counsel, to comply with applicable laws, rules or regulations, including, without limitation, the rules and regulations promulgated by the U.S. Securities and Exchange Commission or any other governmental agency.  Prior to disclosing the Agreement or the terms hereof, the parties shall consult with one another on the terms of this Agreement for which confidential treatment will be sought in making such disclosure.  If a party wishes to disclose this Agreement or any of the terms hereof in accordance with this paragraph, such party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement or such other terms as may be reasonably requested by the other party, provided that the disclosing party shall always be entitled to comply with legal requirements.

8.             EXCLUSION OF DAMAGES; LIMITATION OF LIABILITY.

In no event shall either party be liable under this Agreement to the other party for any incidental, consequential, indirect or exemplary damages, including damages from loss of profits or opportunities, even if advised of the possibility of such damages.  In no event shall Monsanto’s liability to Senesco arising out of or in connection with this Agreement, the Senesco Technology, or Monsanto’s use or other exploitation thereof, whether in contract, tort or any other theory of liability, including strict liability, exceed in the aggregate the amounts actually paid by Monsanto to Senesco during the one (1) year period before such liability first accrues.

9.             TERM AND TERMINATION.

9.1           Term.  The term of this Agreement shall commence on the Effective Date and, unless terminated earlier as provided for herein, shall continue until the expiration of the last to expire Senesco Patent Rights.  Without limiting the foregoing, the term of this Agreement shall survive the non-renewal or termination of any particular license granted hereunder, but not the Agreement in its entirety.

9.2           Termination by Monsanto.  Monsanto may terminate this Agreement at any time upon sixty (60) prior notice to Senesco.

9.3           Termination for Cause.

9.3.1        Termination of the Agreement.  Subject to the limitations set forth in Section 9.3.2 regarding Senesco’s right to terminate any licenses granted under this Agreement, either party may, upon notice to the other party, terminate this Agreement in its entirety if the other party materially breaches this Agreement and fails to cure such breach within ninety (90) days after receiving written notice thereof from the party seeking to terminate.

9.3.2        Termination of License.  Senesco may, upon notice to Monsanto and Monsanto’s failure to cure within a ninety (90) day period, terminate any license to a Senesco Patent Right following Monsanto’s unauthorized use thereof or nonpayment of undisputed fees accrued and payable under Section 3.

9.3.3        For avoidance of doubt, termination of the Agreement or of a license hereunder pursuant to this Section 9.3 shall be effective only if the party seeking to terminate provides notice of breach, such breach is not cured within ninety (90) days, and such party then provides notice of termination upon expiration of such cure period.

9.4           Accrued Obligations.  Termination of this Agreement or any license granted hereunder for any reason shall not release any party from any liability which, at the time of such termination, has already accrued to the other party.  Subject to the limitations set forth in Sections 6.2 and 8, neither party is precluded from pursuing any rights and remedies it may have under this Agreement and at law and in equity which accrued or are based upon any event occurring prior to such termination.

9.5           Insolvency.  The parties agree that the licenses granted hereunder are of intellectual property covered by 11 U.S.C. § 365(n) and that if a trustee of Senesco rejects the Agreement as an executory contract, Monsanto has the right to continue its rights under the Agreement following notice and assumption of its obligations.  They further agree that in the event of such rejection, failure by the Monsanto to assert its rights to “retain its benefits” under the Agreement pursuant to 11 U.S.C. § 365(n)(1)(B) shall not be construed by either party or by a court as a termination of the Agreement by Monsanto under 11 U.S.C. § Section 365(n)(1)(A).

9.6           Survival.  Sections 1, 2.1, 2.2, 2.5, 3.1(a), 3.1(a) 3.3, 4, 5.1, 6, 7, 8, 9.4, 9.5, 9.6, 10 and 11 shall survive the expiration or termination of this Agreement.

10.          DISPUTE RESOLUTION.

10.1         If a dispute arises out of or relates to this Agreement or a breach thereof, the parties shall first try to resolve their dispute through informal and good faith negotiation between the Chief Executive Officer of Senesco and the Executive Vice President of Technology of Monsanto.  If said officers cannot resolve the dispute within three business days, then the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation, or some other dispute resolution procedure.

11.          MISCELLANEOUS.

11.1         Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the internal laws of the State of Missouri applicable to contracts entered into and performed in Missouri by residents thereof, except in respect of matters arising under patent law, which matters shall be governed by and construed in accordance with Title 35, United States Code, and patent law as interpreted by the U.S. Court of Appeals for the Federal Circuit and the U.S. Supreme Court.  Any action or lawsuit brought relating to this agreement shall be brought in the state and federal courts of St. Louis, Missouri, and any objection to venue or personal jurisdiction in such courts is hereby irrevocably waived.

11.2         Waiver.  Neither party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

11.3         Amendment.  This Agreement may be modified or amended only pursuant to a writing executed by both parties.

11.4         Assignment.  Except as otherwise provided herein, this Agreement and the licenses granted herein shall not be assignable by either party to any third party hereto without the prior written consent of the other party hereto, provided, however, Monsanto may assign this Agreement, without such consent, to an Affiliate, upon a change of Control, or in connection with the reorganization, consolidation, spin-off, sale or transfer of substantially all of the stock or assets related to that portion of its business pertaining to the subject matter of this Agreement, either alone or in conjunction with other businesses as part of an overall reorganization.  The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties.

11.5         Notices.  All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

Monsanto:	Monsanto Company
Attn.: Vice President, Biotechnology
800 N. Lindbergh Blvd.
St. Louis, Missouri 63167

with a copy to:	General Patent Counsel
Monsanto Company
800 N. Lindbergh Boulevard
St. Louis, Missouri 63167

Senesco:	Senesco Technologies, Inc
Sascha Fedyszyn
Vice President, Corporate Development
303 George St., Suite 420
New Brunswick, NJ 08901

with a copy to:

Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective:  (i) if sent by U.S. mail (or if internationally, by air mail), three (3) business days after deposit in the U.S. mail or air mail, postage prepaid; (ii) if sent with overnight delivery by Federal Express or other overnight delivery service, one (1) business day after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile (if the receiving machine confirms receipt through answerback and the sending machine prints a paper copy of the answerback message), upon receipt.

11.6         Performance Warranty.  Monsanto and Senesco hereby warrant and guarantee the performance of any and all rights and obligations of this Agreement by their Affiliates.

11.7         Force Majeure.  Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement (other than obligations to pay money) for the time and to the extent such failure or delay is caused by riot, civil commotion, war, terrorist act, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, earthquake, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of such party.  The party affected by Force Majeure shall provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

11.8         Independent Contractors.  Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Monsanto or Senesco as partners in the legal sense.  No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

11.9         Advice of Counsel.  Monsanto and Senesco each have had the opportunity to consult with counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and shall be construed accordingly.

11.10       Other Obligations.  Except as expressly provided in this Agreement or as separately agreed upon in writing between Senesco and Monsanto, each party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

11.11       Severability.  If any provisions of this Agreement are determined to be invalid or unenforceable by an arbitrator or court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision.  The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

11.12       Further Assurances.  At any time or from time to time on and after the date of this Agreement, either party shall at the request of the other party (i) deliver to the requesting party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

11.13       Approvals.  Monsanto shall be responsible, at its expense, for obtaining any approvals from the governmental entities which may be required under applicable law for the commercial exploitation of Products.

11.14       Entire Agreement.  This Agreement together with the Exhibit hereto constitutes the entire agreement, both written or oral, with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Monsanto and Senesco with respect to such subject matter.

11.15       Headings.  The headings to the Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

11.16       Construction.  Whenever examples are used in this Agreement with the words “including,” “for example,” “e.g.,” “such as,” “etc.” or any derivation of such words, such examples are intended to be illustrative and not limiting.

11.17       Counterparts.  This Agreement may be executed in two counterparts and by facsimile, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives effective as of the Effective Date.

MONSANTO COMPANY		SENESCO TECHNOLOGIES, INC.

By:	/s/ Robert T. Fraley	By:	/s/ Bruce C. Galton
Its:	EVP and Chief Technology Officer	Its:	President and Chief Executive Officer
Date of Execution:	8/06/07	Date of Execution:	8/06/07

EXHIBIT A

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Exhibit A 1